Exhibit 99.1

Camber Energy Announces Fiscal 2017 Third Quarter Results

Reported results include $1.3 million of transaction-related one-time charges

HOUSTON, Feb. 14, 2017 /PRNewswire/ -- Camber Energy, Inc. (NYSE MKT: CEI) ("Camber" or the "Company"), an independent oil and gas company with its operations in Texas and Oklahoma, today announced its fiscal 2017 third quarter results for the period ending December 31, 2016.

"The fiscal third quarter 2017 was the first full quarter having absorbed the Segundo assets which closed in August, 2016. Since September, and throughout the quarter, we have focused on production enhancement activity especially on the new assets. These efforts have resulted in an approximate 20% increase in our existing production rate to 1,054 BOE/day for the month of December 2016," said Anthony C. Schnur, Chief Executive Officer of Camber Energy. "While our quarterly results benefited from a full- contribution from the assets acquired in the Segundo transaction, we also incurred transaction related one-time charges and field level workover expenses which are reflected in our results. We expect further production improvement as we continue optimizing existing assets and embark upon a drilling initiative.

"Camber continues to build upon our transformation to a horizontal player in areas outside of our Oklahoma footprint, expanding our platform of quality assets on which we can leverage our technical and operational "de-watering" capabilities. In January 2017, we acquired leasehold interests in the Central Platform of the Permian Basin, targeting the developing horizontal San Andres play. The San Andres formation is found at relatively shallow depths, and we believe it has similar attributes to the Company's de-watering Hunton play in Oklahoma. We plan to begin drilling in the San Andres as soon as practical in connection with our lease acquisition strategy which, at this time, is estimated to occur in the latter half of 2017. This is a significant step for our Company and the sustainability of growth into the future.

"As previously disclosed, our growth plan also includes the development of what we own. We have participated in two Eagle Ford shale wells and are assessing additional drilling of this acreage. In Oklahoma, we are in the process of preparing two locations that we hope to drill in the first half of calendar 2017. We continue to seek opportunities to make acquisitions of leasehold or production in new areas, funding permitting. "On January 5, 2017, we rebranded and changed our name to Camber Energy, Inc. as part of our strategic shift to a more aggressively-focused acquirer of assets and acreage which fundamentally changes our production mix. We will consider strategic acquisitions that are near the region or location of our current assets, offer attractive production and cash flow returns, and conform to the Company's technical proficiencies. As we work diligently to grow the Company's operations, we will continue to be a transaction-driven company in order to create greater mass, scale and value," Mr. Schnur concluded.

Fiscal 2017 Third Quarter Results for Three Months Ended December 31, 2016

With the closing of our recent asset acquisition from Segundo Resources in August 2016, the Company acquired additional estimated proved reserves of 6.3 million barrels of oil equivalent (BOE), of which 0.2 million barrels were crude oil reserves, 14.8 billion cubic feet were natural gas reserves and 3.7 million barrels were natural gas liquids, as estimate by our third-party reservoir engineers, Ralph E. Davis. Approximately 72% of the BOE was proved producing. This added to our existing reserve base of 4.3 million BOE at March 31, 2016. As of December 31, 2016, we had working interests in approximately 24,389 net acres in our three core regions, Central Oklahoma, South Texas and West Texas.

For the three months ending December 31, 2016, Camber reported a net loss of $4.4 million, or a loss of ($0.20) per share. The fiscal third quarter results included one-time charges of $0.3 million of expense related to the addition of new executives and employee retention and $1.0 million of financing fees and other charges primarily related to closing of the Segundo Resources transaction in August of 2016. These one-time charges impacted our third quarter results by approximately $0.06 per share.

Total revenues from the sale of crude oil, natural gas and natural gas liquids for the fiscal 2017 third quarter increased to $1.9 million compared to $0.18 million in the same period a year ago largely reflecting the inclusion of natural gas and liquids production related to the Segundo transaction, which added approximately $1.4 million to revenues. During the fiscal 2017 third quarter, Camber produced an average of approximately 995 net BOE per day from 100 active well bores compared to 54 BOE per day in the fiscal 2016 third quarter. The average daily production rate reflected a full quarter benefit from the acquired production blended with Camber' existing production. Total production in the quarter was 91,591 BOE, net, compared to 4,964 BOE in the same period last year.

During the quarter, the Company conducted a well maintenance and upgrade program on its wells in Oklahoma, which included the repair and/or replacement of down-hole pumps, mechanical repairs and added compression which more than doubled existing production on those wells. Camber expects to continue maintenance operations and other field enhancements on an additional fourteen wells during calendar 2017.

Lease operating expenses (LOE) totaled $1.3 million for the fiscal 2017 third quarter, or an average of $14.18 per barrel, a decrease from $14.60 per barrel in the fiscal 2017 second quarter and from $36.75 per barrel in the same period last year.

Total general and administrative (G&A) expenses for the fiscal 2017 third quarter were $1.3 million, which included approximately $0.3 million on one-time expenses related to employee retention bonuses, legal and SEC filing fees, and our office relocation. Adjusted for these special items, our G&A expense was slightly less than $1 million compared to $0.7 million in the same period last year. In January 2017, we added two new executives to our team in addition to field and office contractors as a result of our Segundo asset acquisition.

Depreciation, depletion, amortization and accretion expense was $1.3 million, or an average of $14.05 per barrel, in the fiscal 2017 third quarter compared to an average of $15.26 per barrel in the fiscal 2016 second quarter and $136.15 per barrel in the same period last year.

Net interest expense in the fiscal 2017 third quarter was $1.5 million, of which approximately $0.8 million was a non-cash interest expense. Net other expense was $0.9 million, which included approximately $1.0 million of one-time financing fees and closing costs related to the Segundo transaction, partially offset by a $0.1 million change in the fair value of the Company's derivative liability.

The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016 will be filed with the Securities and Exchange Commission reflecting these results later today.

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE MKT: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in south Texas, the Permian Basin in west Texas, and the Hunton formation in central Oklahoma. We changed our name from Lucas Energy, Inc. to Camber Energy, Inc. effective January 5, 2017. For more information, visit our website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including "may," "will," "expect," "anticipate," "estimate," "hope," "plan," "believe," "predict," "envision," "if," "intend," "would," "probable," "project," "forecasts," "outlook," "aim," "might," "likely" "positioned," "strategy," "continue," "potential," "ensure," "should," "confident," "could" and similar words and expressions, and the negative thereof, and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release, including our ability to integrate and realize the benefits expected from the Segundo acquisition and future acquisitions that we may complete; the availability of funding and the terms of such funding; our growth strategies; anticipated trends in our business; our ability to repay outstanding loans and satisfy our outstanding liabilities; our liquidity and ability to finance our exploration, acquisition and development strategies; market conditions in the oil and gas industry; the timing, cost and procedure for future acquisitions; the impact of government regulation; estimates regarding future net revenues from oil and natural gas reserves and the present value thereof; legal proceedings and/or the outcome of and/or negative perceptions associated therewith; planned capital expenditures (including the amount and nature thereof); increases in oil and gas production; changes in the market price of oil and gas; changes in the number of drilling rigs available; the number of wells we anticipate drilling in the future; estimates, plans and projections relating to acquired properties; the number of potential drilling locations; our financial position, business strategy and other plans and objectives for future operations; and other risks described in Camber Energy's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available on its website or at http://www.sec.gov.

Contacts:	Carol Coale / Ken Dennard
Dennard â–ª Lascar Associates LLC
(713) 529-6600

SELECT FINANCIAL STATEMENTS

CAMBER ENERGY, INC.
(formerly Lucas Energy, Inc.)
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	March 31,
	2016	2016
ASSETS
Current Assets
Cash	$ 1,980,234	$ 197,662
Restricted Cash	2,398,929	-
Accounts Receivable	2,111,782	93,523
Inventories	202,677	194,997
Other Current Assets	109,667	56,805
Total Current Assets	6,803,289	542,987

Property and Equipment
Oil and Gas Properties (Full Cost Method)	100,555,959	48,518,512
Other Property and Equipment	437,352	420,351
Total Property and Equipment	100,993,311	48,938,863
Accumulated Depletion, Depreciation and Amortization	(36,577,780)	(34,748,434)
Total Property and Equipment, Net	64,415,531	14,190,429
Other Assets	121,369	58,716
Total Assets	$ 71,340,189	$ 14,792,132

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$ 2,690,605	$ 2,423,949
Common Stock Payable	23,571	71,572
Accrued Expenses	768,713	494,232
Notes Payable, Net of Discount	-	202,000
Current Portion of Long-Term Notes Payable, Net of Discount	9,958,110	7,153,734
Convertible Notes Payable, Net of Discount	-	739,817
Total Current Liabilities	13,440,999	11,085,304

Long-term Notes Payable, Net of Discount	33,619,385	-
Asset Retirement Obligations	2,005,746	1,179,170
Derivative Liability	59,388	126,960
Total Liabilities	49,125,518	12,391,434

Commitments and Contingencies

Stockholders' Equity
Preferred Stock Series A, 2,000 Shares Authorized of $0.001 Par, -0- and 500 Shares Issued and Outstanding, respectively
	-	773,900
Preferred Stock Series B, 600,000 Shares Authorized of $0.001 Par, 552,000 and -0- Shares Issued and Outstanding, respectively
	14,898,038	-
Preferred Stock Series C, 500,000 Shares Authorized of $0.001 Par, 495 and -0- Shares Issued and Outstanding, respectively
	4,428,955	-
Common Stock, 100,000,000 Shares Authorized of $0.001 Par, 22,097,927 and 1,605,224 Shares Issued and Outstanding, respectively
	22,098	1,605
Stock Dividends Distributable but not Issued	852,516	-
Additional Paid-in Capital	115,554,060	58,591,988
Accumulated Deficit	(113,540,996)	(56,966,795)
Total Stockholders' Equity	22,214,671	2,400,698
Total Liabilities and Stockholders' Equity	$ 71,340,189	$ 14,792,132

CAMBER ENERGY, INC.
(formerly Lucas Energy, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
	2016	2015
Operating Revenues
Crude Oil	$ 484,016	$ 183,705
Natural Gas	636,619	-
NGL	790,185	-
Total Revenues	1,910,820	183,705
Operating Expenses
Lease Operating Expenses	1,298,475	182,449
Severance and Property Taxes	89,606	27,961
Depreciation, Depletion,
Amortization, and Accretion	1,286,684	204,069
Impairment of Oil and Gas Properties	-	-
General and Administrative	1,310,119	675,827
Total Expenses	3,984,884	1,090,306
Operating Loss	(2,074,064)	(906,601)

Other Expense (Income)
Interest Expense	1,457,827	51,394
Other Expense (Income), Net	865,685	65,132
Total Other Expenses	2,323,512	116,526

Net Loss	$ (4,397,576)	$ (1,023,127)

Net Loss Per Common Share
Basic and Diluted	$ (0.20)	$ (0.70)
Weighted Average Number of
Common Shares Outstanding
Basic and Diluted	21,782,632	1,463,590

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net income (loss)for the periods indicated.

CAMBER ENERGY, INC.
(formerly Lucas Energy, Inc.)
NON-GAAP DISCLOSURE RECONCILIATION

	Three Months Ended December 31,
	2016	2015
Net Income (Loss)	($4,397,576)	($1,023,127)
Reconciling items:
Interest Expense, non-cash	802,637	0
Employee bonuses, legal fees and other	318,089	0
Transaction closing costs, net	957,195	0
Depreciation, depletion and amortization	1,286,684	204,069
Non-cash stock-based compensation	29,396	32,178
Settlement of debt	(25,326)	0
Adjusted discretionary cash flow	($1,028,901)	($786,880)

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.